UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2025

HPS Corporate Capital Solutions Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01715	93-6616284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

40 West 57th Street, 33rd Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 287-6767

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On August 13, 2025, HPS Corporate Capital Solutions Fund (the “Fund”) entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) governing the issuance of $150,000,000 in aggregate principal amount of its Series A Senior Notes, Tranche A (the “2028 Notes”) and $200,000,000 in aggregate principal amount of its Series A Senior Notes, Tranche B (the “2030 Notes” and, together with the 2028 Notes, the “Notes”) to institutional investors in a private placement. The 2028 Notes have a fixed interest rate of 5.86% per annum and are due on August 13, 2028 and the 2030 Notes have a fixed interest rate of 6.20% per annum and are due on August 13, 2030. Interest on the Notes will be due semiannually. These interest rates are subject to increase (up to a maximum increase of 2.00% above the stated rate for each of the 2028 Notes and the 2030 Notes) in the event that, subject to certain exceptions, the Notes cease to have an investment grade rating and the Fund’s secured debt ratio exceeds certain thresholds. In addition, the Fund is obligated to offer to repay the Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest if certain change in control events occur. The Notes are general unsecured obligations of the Fund that rank pari passu with all outstanding and future unsecured, unsubordinated indebtedness issued by the Fund.

The Fund intends to use the net proceeds from this offering for its general corporate purposes, including to make investments, repay existing debt and make distributions permitted by the Note Purchase Agreement.

The Note Purchase Agreement contains customary terms and conditions for senior unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants, such as information reporting, maintenance of the Fund’s status as a business development company within the meaning of the Investment Company Act of 1940, as amended, a minimum consolidated net worth test and a minimum asset coverage ratio. The Note Purchase Agreement also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of covenant, cross-default under other indebtedness of the Fund or subsidiary guarantors, certain judgements and orders, and certain events of bankruptcy.

The Notes were offered in reliance on Section 4(a)(2) of Securities Act of 1933, as amended (the “Securities Act”). The Notes have not and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, as applicable.

In connection with the 2028 Notes and 2030 Notes, the Fund entered into interest rate swaps to more closely align the interest rates of the Fund’s liabilities with the Fund’s investment portfolio, which consists of predominately floating rate loans. Under the interest rate swap agreement related to the 2028 Notes, the Fund receives a fixed interest rate of 5.86% per annum and pays a floating interest rate of SOFR + 2.2735% per annum on $150,000,000 of the 2028 Notes. Under the interest rate swap agreement related to the 2030 Notes, the Fund receives a fixed interest rate of 6.20% per annum and pays a floating interest rate of SOFR + 2.581% per annum on $200,000,000 of the 2030 Notes. The Fund designated each interest rate swap as the hedging instrument in a qualifying hedge accounting relationship.

The information on this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The description above is only a summary of the material provisions of the Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Note Purchase Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 2.03.	Creation of Direct Financial Obligation

The information included under Item 1.01 above regarding the Note Purchase Agreement is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1*	Master Note Purchase Agreement, dated August 13, 2025, by and among HPS Corporate Capital Solutions Fund, and the Purchasers party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HPS Corporate Capital Solutions Fund

Date: August 13, 2025	By:	/s/ Robert Busch
	Name:	Robert Busch
	Title:	Chief Financial Officer and Principal Accounting Officer